Exhibit 5.1

July 19, 2018

SELLAS Life Sciences Group, Inc.

315 Madison Avenue, 4th Floor

New York, New York 10017

Re:	Sellas Life Sciences Group, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

Attorneys under my supervision and I have acted as counsel to SELLAS Life Sciences Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for the offer and resale of up to 9,379,682 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which includes (i) 4,247,867 shares (the “Preferred Common Shares”) of Common Stock issued upon conversion or exchange of outstanding shares of the Company’s Series A 20% Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and (ii) 5,131,815 shares (the “Warrant Common Shares”) of Common Stock issuable upon exercise of outstanding warrants (the “Warrants”), held by the selling stockholders identified in the Prospectus. The Preferred Stock and Warrants to acquire an aggregate of 1,383,631 shares of Common Stock were issued pursuant to a securities purchase agreement between the Company and the purchasers party thereto, dated as of March 7, 2018, (the “SPA”). 499,683 of the Preferred Common Shares were issued upon conversion of the Preferred Stock as of June 30, 2018. 3,748,184 of the Preferred Common Shares and Warrants to acquire an aggregate of 3,748,184 shares of Common Stock were issued on July 16, 2018 upon exchange of the Preferred Stock pursuant to the SPA.

In connection with this opinion, I and/or attorneys under my supervision have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, each as currently in effect and as in effect at the time of issuance of the Preferred Stock and the Warrants, (c) the SPA, (d) the Certificate of Designation of Series A Convertible Preferred Stock, (e) the form of the Warrants, and (f) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. In our examination, attorneys under my supervision and/or I have assumed the genuineness and authenticity of all signatures, all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts relevant to the opinions stated herein that attorneys under my supervision and I did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

With regard to our opinion as to the Warrant Common Shares, I have assumed that the exercise price of the Warrants at the time of exercise is equal to or greater than the par value of the Common Stock. With regard to my opinion as to the Warrant Common Shares, I express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Common Shares, of the Company, and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company, cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

My opinion is expressed only with respect to the General Corporation Law of the State of Delaware. I express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Preferred Common Shares are, and the Warrant Common Shares, when issued and sold by the Company upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants will be, validly issued, fully paid and nonassessable.

I hereby consent to the reference to my name under the heading “Validity of Securities” in the prospectus forming part of the Registration Statement. I also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,

By:	/s/ Barbara A. Wood
Barbara A. Wood Executive Vice President, General Counsel and Corporate Secretary

2